Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION
OF

CTD HOLDINGS, INC.

DESIGNATING

SERIES B CONVERTIBLE PREFERRED STOCK

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Pursuant to Section 607.0602 of the

Florida Business Corporation Act

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 Pursuant to Sections 607.0602 and 607.1002 of the Florida Business Corporation Act of the State of Florida, the undersigned Chief Executive Officer of CTD Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Florida, does hereby certify, that the Board of Directors of the Corporation has adopted the resolution set forth below, establishing the Series B Convertible Preferred Stock of the Corporation, par value $.0001, with the designations, powers, preferences and relative rights set forth below:

RESOLVED: That ARTICLE IV of the Corporation’s Articles of Incorporation shall be amended in its entirety to include the designation and powers, preferences and relative rights of the Series B Convertible Preferred Stock of the Corporation at the end of ARTICLE IV as follows:

1.     Designation and Number of Shares. Of the 5,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”), authorized pursuant to Article IV of the Articles of Incorporation, 50,000 shares are hereby designated as Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”).

2.       Liquidation Preference.

(a)     Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), before any distribution or payment shall be made to the holders of Corporation’s common stock, par value $0.0001 per share (“Common Stock”), the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution (or the consideration received by the Corporation or its stockholders in an Acquisition) for each share of Series B Preferred Stock held by them, an amount per share of Series B Preferred Stock equal to $100.00 (the “Original Issuance Price”), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series B Preferred Stock of the liquidation preference to which they are entitled, then such assets (or consideration) shall be distributed among the holders of Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)     After the payment of the full liquidation preference of the Series B Preferred Stock as set forth in Section 2(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

3.      Redemption. The Series B Preferred Stock does not have any redemption rights.

4.     Dividends. The holders of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, ratably with any declaration or payment of any dividend with holders of the Common Stock, when, as and if declared by the Board of Directors, based on the number of shares of Common Stock into which each share of Series B Preferred Stock is then convertible.

5.      Automatic Conversion.

(a)     Conversion. On the earliest date which the Corporation has filed an amendment to its Articles of Incorporation with the Secretary of State of the State of Florida increasing the authorized number of shares of Common Stock and/or effecting a reverse stock split of the Common Stock so that the Corporation has a sufficient number of authorized and unissued shares of Common Stock so as to permit the conversion or exercise, as applicable of all outstanding shares of the Series B Preferred Stock, warrants, options and other convertible securities of the Corporation, into Common Stock, all of the outstanding shares of Series B Preferred Stock will immediately and automatically convert into shares of Common Stock without any notice or action required on the part of the Corporation or the holder (an “Automatic Conversion”). Upon an Automatic Conversion, the holders of Series B Preferred Stock will receive Common Stock at the conversion rate equal to the quotient obtained by dividing the Original Issuance Price, by $0.25 (the “Conversion Rate”).

(b)     Conversion Procedure. The Corporation shall use commercially reasonable efforts to issue or cause its transfer agent to issue the Common Stock issuable upon an Automatic Conversion as soon as practicable after such Automatic Conversion. The Corporation shall bear the cost associated with the issuance of the Common Stock issuable upon an Automatic Conversion. The Common Stock issuable upon an Automatic Conversion shall be issued with a restrictive legend indicating that it was issued in a transaction which is exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock issuable upon an Automatic Conversion shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, a change of name and such transfer can be made in compliance with applicable securities laws. The person in whose name the certificates of Common Stock are so recorded and issuable upon an Automatic Conversion shall be treated as a common stockholder of the Corporation at the close of business on the date of such Automatic Conversion. The certificates representing the Series B Preferred Stock converted in an Automatic Conversion shall be automatically cancelled on the date of such Automatic Conversion, and shall be immediately surrendered to the Corporation by the holders thereof upon notice from the Corporation of the occurrence of the Automatic Conversion.

6.     Adjustments to Conversion Rate and Reorganization. The Conversion Rate for the number of shares of Common Stock into which the Series B Preferred Stock shall be converted on an Automatic Conversion shall be subject to adjustment from time to time as hereinafter set forth:

(a)     Stock Dividends, Recapitalization, Reclassification, Split-Ups. If, prior to the date of the Automatic Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on the Automatic Conversion shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b)     Aggregation of Shares. If prior to or on the date of the Automatic Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event (including a reverse split that results in the Automatic Conversion), then, upon the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on the Automatic Conversion of the Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)     Change Resulting from Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than as provide in Section 6(a) or (b) above), or in the case of any merger or consolidation of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Corporation as an entirety or substantially as an entirety in connection with which the Corporation is dissolved, the holders of Series B Preferred Stock shall have the right thereafter (until the Automatic Conversion or its equivalent of all outstanding shares of Series B Preferred Stock) to receive upon the conversion of the Series B Preferred Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Series B Preferred Stock is convertible immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock, then such adjustment also shall be made.

(d)     Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

7.     Voting Rights. The holders of record of shares of Series B Preferred Stock shall be entitled to the following voting rights:

(a)     Those voting rights required by applicable law; and

(b)     The right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote. On such matters, each share of Series B Preferred Stock will carry a number of votes equal to the number of shares of Common Stock issuable based on the then applicable Conversion Rate.

(c)     Whenever holders of Series B Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding shares of Series B Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted. Each share of the Series B Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series B Preferred Stock as a separate class, as set forth in this Section 7(c).

8.     No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment.

9.     No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock held by the holder at the time of conversion and the aggregate number of shares of Common Stock issuable to such holder upon such conversion.

10.     Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

11.     Notices. Any notice required to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

12.    Return of Status as Authorized Shares. Upon an Automatic Conversion or any other repurchase, redemption or extinguishment of the Series B Preferred Stock, the shares converted, repurchased, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

The undersigned hereby certifies that the foregoing amendment was duly authorized and adopted by resolution of the Board of Directors of the Corporation at a meeting of the Board of Directors held on September 15, 2017, without shareholder action which shareholder action was not required in accordance with Section 607.0602 of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment to the Articles of Incorporation effective as of October 17, 2017.

CTD HOLDINGS, INC.

By: N. Scott Fine
Name: N. Scott Fine
Title: Chief Executive Officer

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